Exhibit 107.1
Calculation of Filing Fee Tables
Form S-8
(Form Type)
Vishay Precision Group, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)		Proposed Maximum Offering Price per unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.10 par value per share, reserved for issuance pursuant to the Vishay Precision Group, Inc. 2022 Stock Incentive Plan	457(h)	805,685	(2)	$29.475	(3)	$23,747,565.00	0.0000927	$2,201.40
	Total Offering Amounts						$23,747,565.00		$2,201.40
	Total Fee Offset								—
	Net Fee Due								$2,201.40

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the Vishay Precision Group, Inc. 2022 Stock Incentive Plan (the “2022 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.

(2)	Represents (a) 608,000 shares of common stock, $0.10 par value per share, issuable pursuant to the 2022 Plan and (b) up to 197,685 shares of common stock underlying outstanding awards under the Vishay Precision Group, Inc. 2010 Stock Incentive Program that expire, are terminated, are canceled or are forfeited for any reason after May 26, 2022.

(3)	Estimated in accordance with Rule 457(h)(1) under the Securities Act solely for purposes of calculating the registration fee, based on the average of the high and low sales prices for the common stock as reported on the New York Stock Exchange on May 20, 2022.